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                                                                       Exhibit 5

                         INVESTMENT ADVISORY AGREEMENT


PAPP AMERICA-PACIFIC RIM FUND, INC. , a Maryland corporation registered under the Investment Company Act of 1940 (1940 Act) as an open-end diversified management investment company (Fund), and L. Roy Papp & Associates, an Arizona partnership registered under the Investment Advisers Act of 1940 as an investment adviser (Manager), agree that:

     1. Engagement of Manager. Manager shall manage the investment and reinvestment of the assets, and the other operations, of Fund, subject to the supervision of the board of directors of Fund, for the period and on the terms set forth in this agreement. Manager shall give due consideration to the investment objectives, policies and restrictions and the other statements concerning Fund in Fund's articles of incorporation, bylaws, and registration statements under the 1940 Act and the Securities Act of 1933 (1933 Act), and to the provisions of the Internal Revenue Code applicable to Fund as a regulated investment company. Manager shall be deemed for all purposes to be an independent contractor and not an agent of Fund, and unless otherwise expressly provided or authorized, shall have no authority to act or represent Fund in any way.

     Manager is authorized to make decisions to buy and sell securities for Fund, to place Fund's portfolio transactions with broker-dealers, and to negotiate the terms of such transactions, including brokerage commissions on brokerage transactions, on behalf of Fund.

     Manager is authorized to exercise discretion within Fund's policy concerning allocation of the Fund's portfolio brokerage as permitted by law, including but not limited to section 28(e) of the Securities Exchange Act of 1934, and in so doing shall not be required to make any reduction in its investment advisory fees.

     2. Expenses to be paid by Manager. Manager shall furnish, at its own expense, office space to Fund and all necessary office facilities, equipment and personnel for managing the assets of Fund. Manager shall also assume and pay all other expenses incurred by it in connection with managing the assets of Fund, all expenses of marketing shares of Fund, all expenses in determination of daily price computations, placement of securities orders and related bookkeeping, and one-half of all fees, dues and other expenses related to membership of Fund in any trade association or other investment company organization.

     3. Expenses to be paid by Fund. Fund shall pay all expenses incident to its operations and business not specifically assumed by Manager pursuant to paragraphs 2 and 5, including without limitation: the fees of Manager pursuant to paragraph 4; all charges of depositories, custodians, and other agencies for the safekeeping and servicing of its cash, securities, and other property and of its transfer agents and registrars and its dividend disbursing and redemption agents, if any; all charges of legal counsel and of independent auditors; all compensation of directors other than those affiliated with Manager, and all expenses incurred in connection with their services to Fund; all expenses of publication of notices and reports to its shareholders and to governmental bodies or regulatory agencies; all expenses of proxy solicitations of Fund or its board of directors; all expenses of shareholder meetings; all expenses
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of typesetting of Fund's prospectus and of printing and mailing copies of the prospectus furnished to each then-existing shareholder or beneficial owner; all taxes and corporate fees payable to federal, state or other governmental agencies, domestic or foreign; all stamp or other transfer taxes; all expenses of printing and mailing certificates for shares of Fund, if any; all expenses of bond and insurance coverage required by law or deemed advisable by Fund's board of directors; all expenses of maintaining the registration of Fund under the 1940 Act; all expenses of maintaining the registration of shares of Fund under the 1933 Act and of qualifying and maintaining qualification of shares of Fund under the securities laws of such United States jurisdictions as Fund may from time to time reasonably designate; and one-half of all fees, dues and other expenses related to membership of Fund in any trade association or other investment company organization. In addition to the payment of expenses, Fund shall also pay all brokers' commissions and other charges relative to the purchase and sale of portfolio securities.

     4. Compensation of Manager. For the services to be rendered and the charges and expenses to be assumed and to be paid by Manager hereunder, Fund shall pay to Manager a monthly fee out of Fund assets, which is computed and accrued daily of 1/12 of 1% of the average net assets of Fund as determined as of the close of each day in the monthly period.

     5. Limitation of expenses of Fund. The total expenses of Fund, excluding taxes, interest and extraordinary litigation expenses, but including fees paid to Manager, during any of the Fund's fiscal years, shall not exceed 1.25% of its average daily net asset value in such year and Manager agrees to reimburse Fund for any sums expended for such expenses in excess of that amount. Brokers' commissions and other charges relative to the purchase and sale of portfolio securities shall not be regarded as expenses.

     6. Services of Manager no exclusive. The services of Manager to Fund hereunder are not to be deemed exclusive, and Manager shall be free to render similar services to others so long as its services under this agreement are not impaired by such other activities.

     7. Limitation of liability of Manager. Manager shall not be liable to Fund or its shareholders for any loss suffered by Fund or its shareholders from or as a consequence of any act or omission of Manager, or of any of the partners, employees or agents of Manager, in connection with or pursuant to this agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of Manager in the performance of its duties or by reason of reckless disregard by Manager of its obligations and duties under this agreement.

     8. Duration and renewal. Unless terminated as provided in section 9, this agreement shall continue in effect until September 24, 1998, and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those directors who are not interested persons of Fund or of Manager, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the board of directors of Fund or vote of the holders of a "majority of the outstanding shares of Fund" (which term as used throughout this agreement shall be construed in accordance with the definition of "vote of a majority of the outstanding voting securities of a company" in section 2(a)(42) of the 1940 Act).

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     9.  Termination.  This agreement may be terminated at any time, without payment of any penalty, by the board of directors of Fund, or by a vote of the holders of a majority of the outstanding shares of Fund, upon 60 days' written notice to Manager. This agreement may be terminated by Manager at any time upon 60 days' written notice to Fund. This agreement shall terminate automatically in the event of its assignment (as defined in section 2(a)(4) of the 1940 Act).

     10. Use of Manager's name. Fund may use the name Papp America-Pacific Rim Fund, Inc. or any other name using or derived from the name "L. Roy Papp" only for so long as this agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of Manager as investment adviser. At such time as this agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, Fund will (by corporate action, if necessary) cease to use any name using or derived from the name "L. Roy Papp," any name similar thereto or otherwise connected with Manager, or with any organization that shall have succeeded to Manager's business as investment adviser. Manager may at any time permit other investment companies and other enterprises to use such name, or any name derived from "L. Roy Papp".

     11. Amendment. This agreement may not be amended without the affirmative vote (a) of a majority of those directors who are not "interested persons" (as defined in section 2(a)(19) of the 1940 Act) of Fund or of Manager, voting in person at a meeting called for the purpose of voting on such approval, and (b) of the holders of a majority of the outstanding shares of Fund.


Dated December 18, 1996

                                Papp America-Pacific Rim Fund, Inc.


                                By  /s/  Harry S. Papp
                                  ------------------------
                                         President


                                L. Roy Papp & Associates


                                By  /s/  L. Roy Papp
                                  ------------------------
                                         A General Partner

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